Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CASTLE BRANDS INC.

Dated October 9, 2019

Pursuant to and in accordance with Section 607.1007 of the Florida Business Corporation Act (the “Act”), Castle Brands Inc., a Florida corporation (the “Corporation”), does hereby certify, for the purpose of filing these Amended and Restated Articles of Incorporation of the Corporation (these “Amended and Restated Articles of Incorporation”) with the Department of State of the State of Florida (the “Department of State”), that:

1.                                      The name of the Corporation is Castle Brands Inc.

2.                                      The Articles of Incorporation of the Corporation were originally filed with the Department of State on December 14, 2009 under Document Number P09000100266, and subsequently amended by Articles of Amendment to the Articles of Incorporation of the Corporation, filed with the Department of State on March 12, 2014 (as so amended, the “Articles”).

3.                                      These Amended and Restated Articles of Incorporation have been duly adopted and approved by the Board of the Directors of the Corporation by written consent dated August 28, 2019, in accordance with the applicable provisions of the Act. The number of votes cast for the amendment and restatement was sufficient for approval.

4.                                      The Corporation’s Articles are hereby amended and restated in their entirety as follows:

ARTICLE 1

NAME

The name of the Corporation is Castle Brands Inc. (the “Corporation”).

ARTICLE 2

DURATION AND EXISTENCE

The Corporation shall exist perpetually.

ARTICLE 3

PURPOSE

The purpose of this Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the Act.

ARTICLE 4

PRINCIPAL OFFICE AND MAILING ADDRESS

The principal office and mailing address of the Corporation is 250 Park Avenue, New York, NY 10177.

ARTICLE 5

CAPITAL STOCK

The maximum number of shares of stock which this Corporation shall be authorized to issue and have outstanding at any one time is One Thousand (1000) shares of common stock, par value $0.01, that together shall have unlimited voting rights and shall be entitled to receive the net assets of the Corporation upon dissolution.

ARTICLE 6

REGISTERED OFFICE AND AGENT

The street address of the registered office of the Corporation is 1201 Hays Street, Tallahassee, FL 32301, and the name of the registered agent of the Corporation at that address is Corporation Service Company.

ARTICLE 7

INDEMNIFICATION

A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 607.0834 of the Act, as the same exists or hereafter may be amended, (iv) for violation of a criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful or (v) for any transaction from which the director or officer derived an improper personal benefit.

If the Act hereafter is amended to authorize the further elimination or limitation of the liability of directors and officers, then the liability of the Corporation’s directors and officers shall be eliminated or limited to the fullest extent authorized by the Act, as amended.

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this section.  Such expenses (including attorneys’ fees) incurred by other employees and agents shall also be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

ARTICLE 8

AMENDMENT

The Corporation reserves the right to amend or repeal any provision contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by the laws of the State of Florida, and all rights herein conferred upon shareholders or directors are granted subject to this reservation.